EXHIBIT 5.1

May 18, 2012

New Peoples Bankshares, Inc.

67 Commerce Drive

Honaker, Virginia 24260

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to New Peoples Bankshares, Inc., a Virginia corporation (the “Company”), in connection with a Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Registration Statement”) on March 28, 2012, as amended, and the prospectus included in the Registration Statement (“Prospectus”) for the purpose of registering the following: (i) subscription rights (the “Rights”) to be distributed to holders of record of the shares of Common Stock, par value $2.00 per share, of the Company (“Common Stock”) as of the record date for the rights offering, which Rights entitle the holders to subscribe for shares of Common Stock; (ii) the shares of Common Stock offered pursuant to the Registration Statement in the rights offering, and the public offering each as described in the Prospectus (“Offering”), and the shares of Common Stock to be issued to B. Scott White and Harold Lynne Keene, respectively, upon the conversion (the “Conversion”) into shares of Common Stock of indebtedness evidenced by Convertible Notes of the Company in the aggregate principal amount of $5,450,000 plus accrued interest (all such shares of Common Stock, the “Shares”); (iii) the warrants to purchase one (1) of a share of Common Stock (the “Warrants”) for each five (5) Shares acquired pursuant to this Offering or in the Conversion; (iv) the shares of Common Stock issuable upon the exercise of the Warrants (the “Warrant Shares”).

In connection with the rendering of the opinion set forth below, we have examined, are familiar with and to the extent we deemed appropriate we have relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the form of engagement letter attached as an exhibit to the Registration Statement (the “Engagement Letter”), (iii) the Articles of Incorporation and Bylaws of the Company as currently in effect, and proposed amendments to either of them, subject to stockholder approval, (iv) resolutions adopted by the Board of Directors of the Company with respect to the Registration Statement, (v) the proposed form of Warrant Agreement (“Warrant Agreement”) by and between the Company and Registrar and Transfer Company (“Agent”), (vi) the proposed form of Subscription Agent

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New Peoples Bankshares, Inc.

May 18, 2012

Agreement (“Subscription Agent Agreement”) by and between the Company and the Agent, and (vii) such other documents, agreements, records, instruments, certificates of public officials and certificates of officers or other representatives of the Company and others as we have deemed necessary or appropriate for purposes of and as a basis for rendering the opinion set forth below.

In our examination, we have (i) assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (ii) assumed the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies and (iii) assumed and relied upon the truth, accuracy and completeness (without independent investigation or verification) of the information, representations, warranties and statements contained in the records, documents, instruments and certificates we have reviewed. In rendering the opinion set forth below, we have assumed that all parties other than the Company, had, have or will have all requisite power and authority to execute and deliver all agreements, documents, instruments and certificates examined by us and have also assumed the due authorization by all requisite action, and the due execution and delivery, by such parties of all such agreements, documents, instruments and certificates and the validity and binding effect of them. As to any facts material to the opinion expressed in this letter which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Our opinion is limited to the laws of the State of New Jersey and applicable provisions of the Virginia Stock Corporation Act. We express no opinion with respect to the laws of any other jurisdiction. Our opinion is further subject to equitable principles including principles governing the availability of specific performance, injunctive relief or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines, at the discretion of the court to which application for such relief is made.

We have assumed that:

(a) Each party to the transaction contemplated by the Warrant Agreement and the Subscription Agent Agreement (collectively, the “Transaction”) other than the Company will have valid legal existence and will be in good standing in its jurisdiction of formation.

(b) All natural persons involved in the Transaction will have sufficient legal capacity to enter into and perform their respective obligations under the Warrant Agreement and the Subscription Agent Agreement and to carry out their roles in the Transaction.

(c) The Agent will have complied with all legal requirements that are applicable to it that affect the Transaction or are necessary to make the Warrant Agreement and the Subscription Agent Agreement enforceable against it.

New Peoples Bankshares, Inc.

May 18, 2012

(d) Persons acting on behalf of the Agent, including agents and fiduciaries, will be duly authorized to so act.

(e) Each of the Warrant Agreement and the Subscription Agent Agreement will constitute the legal, valid and binding obligation of the Agent and will be enforceable against the Agent in accordance with its terms.

(f) The Agent will have complied with all legal requirements pertaining to its status as it relates to the rights of the Agent to enforce the Warrant Agreement and the Subscription Agent Agreement.

(g) The conduct of the parties to the Transaction will comply with any test of good faith, fair dealing and conscionability required by applicable law.

(h) There will not have been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence with respect to this Transaction.

The opinions set forth herein are subject to the following qualifications:

(i) the effects of bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, receivership, moratorium and other similar laws (including, without limitation, judicial doctrines with respect to such laws) affecting the rights and remedies of contract parties generally;

(ii) the effects of general principles of equity, whether applied by a court of law or equity, with respect to the performance and enforcement of the Warrant Agreement and the Subscription Agent Agreement;

(iii) any limitations based upon a contract party’s enforcement of covenants or provisions which under the circumstances may violate a contract party’s implied covenant of good faith and fair dealing;

(iv) we express no opinion as to the validity, binding effect or enforceability (A) of any provision of the Warrant Agreement or the Subscription Agent Agreement relating to indemnification, contribution or exculpation (including, without limitation, in connection with violations of any securities laws or statutory duties) to the extent such provisions may be held unenforceable as contrary to public policy, (B) of any provision of any of the Warrant Agreement or the Subscription Agent Agreement relating to exculpation of any party in connection with its own negligence or misconduct that a court would determine in the circumstances under applicable law to be unfair or insufficiently explicit or are found to be contrary to statute or public policy or (C) of any provision of the Warrant Agreement or the

New Peoples Bankshares, Inc.

May 18, 2012

Subscription Agent Agreement insofar as they provide for the payment or reimbursement of costs and expenses for indemnification for claims, losses or liabilities in excess of a reasonable amount determined by a court or other tribunal;

Based upon and subject to the foregoing, and subject to the exceptions, assumptions, qualifications, and limitations set forth in this letter, we are of the opinion that:

1. The Rights have been duly authorized by the Company by appropriate corporate action, and when issued, as contemplated by the Prospectus, the Rights will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or later in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

2. The Shares have been duly authorized by the Company by appropriate corporate action, and when issued and delivered against payment upon due and proper exercise of the Rights, pursuant to an accepted Subscription Agreement in the public offering, or upon the Conversion, all as contemplated by the Prospectus, the Shares will be validly issued, fully paid and non-assessable.

3. The execution and delivery by the Company of each of the Warrant Agreement and the Subscription Agent Agreement, and the performance by the Company of its obligations thereunder, have been duly authorized by all necessary corporate action on the part of the Company.

4. When duly executed and delivered by the Company, each of the Warrant Agreement and the Subscription Agent Agreement will be enforceable against the Company in accordance with its respective terms.

5. The Warrants have been duly authorized by the Company by appropriate corporation action, and when issued and delivered as contemplated by the Prospectus, the Warrants will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or later in effect relating to creditors’ rights generally and (b) general principals of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

6. The Warrant Shares have been duly authorized by the Company by appropriate corporation action, and when issued and delivered against payment upon due and proper exercise of the Warrants as contemplated by the Prospectus and the Warrant Agreement with respect to the same, the Warrant Shares will be validly issued, fully paid and non-assessable.

New Peoples Bankshares, Inc.

May 18, 2012

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus included. However, in giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated under that Act.

This opinion is furnished by us, as counsel to the Company, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and, except as provided in the immediately preceding paragraph, is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without our express written permission.

Very truly yours,

LeClairRyan, A Professional Corporation